UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

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Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33767 (Commission File Number)	27-1310817 (I.R.S. Employer Identification No.)
3000 John Deere Road Toano, Virginia (Address of principal executive offices)	23168 (Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sales of Equity Securities

The information set forth in Item 8.01 below is incorporated by reference into this Item 3.02.

As initially disclosed in the Current Report on the Form 8-K filed on July 12, 2016 by Lumber Liquidators Holdings, Inc. (the “Company”), the terms of the Class Action Securities Stipulation (as defined in Item 8.01 below) provide, in part, that the Company will issue 1 million shares of its common stock to a settlement fund (the “Shares”). The Shares will be issued in a transaction exempted from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under 3(a)(10) of the Securities Act as a transaction by an issuer approved by a court of the United States.

Item 8.01        Other Events.

On November 17, 2016, the United States District Court for the Eastern District of Virginia granted final approval of the proposed settlement in the consolidated securities class action, In re Lumber Liquidators Holdings, Inc. Securities Litigation (the “Securities Litigation”) and in the related and consolidated derivative action, In re Lumber Liquidators Holdings, Inc. Shareholder Derivative Litigation (the “Derivative Litigation”). On November 17, 2016, the court entered final judgment dismissing all claims with respect to all defendants in the Securities Litigation and the Derivative Litigation. The final judgments were entered as contemplated by the terms of the definitive settlement agreement with the Securities Litigation defendants dated June 15, 2016 (the “Securities Class Action Stipulation”) and the definitive settlement agreement with the lead plaintiff in the Derivative Litigation dated July 18, 2016 (the “Derivative Stipulation”).

Pursuant to the terms of the Securities Class Action Stipulation, the Company issued the Shares on November 17, 2016 with an approximate value of $16.8 million based on the $16.76 per share closing price of the Company’s common stock on the date of issuance. In addition, the Company expects to contribute, through its insurers, $26.0 million in cash to a settlement fund in the fourth quarter of 2016. At September 30, 2016, the Company classified the Securities Litigation loss contingency of $45.7 million as accrued securities class action and the expected insurance proceeds of $26.0 million as insurance receivable on its condensed consolidated balance sheet. In the fourth quarter of 2016, the Company expects to recognize a non-cash, pre-tax gain of approximately $2.9 million, representing the decrease in the fair value of the Shares at issuance from the estimated fair value of the Shares as of September 30, 2016 of $19.7 million. The Company also expects to record a $26.0 million reduction to both insurance receivable and accrued securities class action upon the insurance proceeds being contributed to the settlement fund by the insurers.

Under the terms of the Derivative Stipulation, the Derivative Litigation will be settled for a combination of corporate governance changes, a payment of $26.0 million in insurance proceeds (which the insurers will contribute on behalf of the Company to the Securities Litigation settlement fund discussed above), and attorneys’ fees of $5.0 million. The Company expects the attorney’s fees to be paid in the fourth quarter of 2016, with half of these fees being paid by the Company’s insurers on behalf of the Company. The expected net cash flow from this series of transactions is a $2.5 million aggregate outflow by the Company. At September 30, 2016, the Company classified a Derivative Litigation loss contingency of $5.0 million within other current liabilities and the expected insurance proceeds of $2.5 million within insurance receivable on the balance sheet.

A copy of the Securities Stipulation and Derivative Stipulation are attached as Exhibit 10.1 to the Company’s current report on the Form 8-K filed on July 12, 2016 and July 22, 2016, respectively, and are more fully described in those current reports and in the Company’s quarterly report on Form 10-Q filed by the Company on October 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: November 17, 2016	By: /s/ Jill Witter
Jill Witter
Secretary and Chief Legal Officer & Chief Compliance Officer